Exhibit 99.01

For Immediate Release
Contact: ValueRich, Inc.
(561) 832-8878
info@valuerichonline.com

VALUERICH ANNOUNCES A NEW BOARD OF DIRECTOR,
PHILIP M. VERGES, TO REPLACE RESIGNING DIRECTOR
MIKE TSURUMI

WEST PALM BEACH, FLORIDA, December 11, 2008 -- ValueRich, Inc. (IVA: NYSE Alternext US), Joseph Visconti, CEO, Chairman of the Board and President of ValueRich, Inc. announced today that Mike Tsurumi has resigned from the Board of Directors of the Company, effective December 8, 2008,  in order to pursue other business interests.  Mr. Tsurumi’s letter of resignation did not mention any circumstances surrounding his resignation nor any disagreements with the Company.

The Company has appointed Philip M. Verges to fill the vacancy created by Mr. Tsurumi’s departure.  Mr. Verges is the Founder and CEO of NewMarket Technology.  Mr. Verges built NewMarket from a technology start-up in 1997 to an international company focused on emerging technologies and emerging markets, reporting over $93 million in revenue in 2007.  Today NewMarket employs over 600 people in 6 countries and services customers across the globe.  In addition to leading NewMarket, Mr. Verges is also a highly-touted public speaker, giving several speeches a year on topics ranging from emerging technologies to financial markets.

ABOUT VALUERICH, INC.

ValueRich, Inc. operates various online media-based properties for corporate and financial professionals, including WallStreetHDTV.com and the industry-wide online financial community iValueRich.com. The Company’s corporate mission is to create an active community of financial professionals and micro-cap public company executives through its integrated portfolio of products and services

Become a free member of  iValueRich.com at http://www.ivaluerich.com.